Exhibit 10.21

July 22, 2005

Mr. A. Wayne Lewis

Executive Vice President

Valley Financial Corporation

36 West Church Avenue

Roanoke, Virginia 24011

Re: Retirement

Dear Wayne:

This is to acknowledge that you will retire as an officer of Valley Financial Corporation and Valley Bank effective July 31, 2005 unless such date is extended by mutual agreement (“Retirement Date”).

This letter sets forth certain agreements between us with respect to your retirement.

You will remain as a director of Valley Financial Corporation and Valley Bank, respectively, after your Retirement Date and receive normal directors’ fees beginning on August 1, 2005. Similarly you will serve on the audit, property, investment and charitable contributions committees of the Board for the period that you continue to serve on each Board after your Retirement Date; provided, however, that your service on the audit committee is not prohibited by any applicable law, regulation or listing standards to which the company is subject at any time and subject, further, to the Board’s adoption of a change in the Audit Committee Charter should the same be necessary to permit your service in the audit committee as a former executive officer.

On your Retirement Date, all unvested outstanding stock options you hold as of the Retirement Date shall automatically and unconditionally become fully vested. You will have three years from the Retirement Date within which to exercise all outstanding options regardless of any provision to the contrary in any option agreement between you and Valley Financial Corporation.

After the Retirement Date you and your family shall remain eligible to participate in the Company’s medical, dental, vision and other employee welfare benefit plans at your own cost to the extent that such plans are available to employees of Valley Financial or Valley Bank and so long as you and your family members otherwise qualify under the terms and conditions of such plans then in effect. Nothing herein shall require the Company to maintain any employee welfare benefit plan.

Mr. A. Wayne Lewis

July 21, 2005

Beginning on January 1, 2009 and on the first day of each succeeding month thereafter, for a total of 180 months, Valley Financial will pay to you a monthly SERP payment of $5,711.17 each, reduced by your then current social security benefit or, if you are not then receiving a social security benefit, your age 65 benefit.

Valley Financial and Valley Bank agree to permit you, after the Retirement Date, to serve as a director on the board of any financial institution, financial holding company, banking holding company, bank or other corporation or entity notwithstanding any provision to the contrary in any agreement between Valley Financial Corporation or Valley Bank and you; provided that the provisions of Section XII B. of the Employment Agreement between Valley Financial and you dated April 8, 1994 shall continue to apply and prohibit your service as a director with respect to any commercial or retail banking business within the Roanoke MSA (instead of the 100 mile radius provision of that Section which shall not apply after the Retirement Date); provided further that in the event that Valley Bank establishes a bank branch or any other commercial or retail banking institution subsequently acquired by Valley Financial has a banking office (for purposes hereof, a “Valley Office”) outside the Roanoke MSA, you will not accept any new appointments to boards of directors of any commercial or retail banking business with a branch within a ten mile radius of such Valley Office and you shall promptly elect to resign from both the Valley Financial and Valley Bank boards or resign from the board of any bank (and its holding company) on which you may then be serving if such bank has a banking office within a ten mile radius of such Valley Office. Nothing herein shall be construed as permitting any management interlock which is prohibited by 12 CFR Part 212 (Regulation L of the Board of Governors of the Federal Reserve System). Valley Financial and Valley Bank agree to use their reasonable efforts to assist you in obtaining approval from any federal or state banking regulator with respect to your service on any other boards of directors not in violation of this agreement.

Valley Bank acknowledges and confirms the assignment dated August 20, 2003 of your death benefit in the amount of $462,384 under New York Life Insurance and Annuity Corporation Policy No. 56400684 owned by Valley Bank.

Very truly yours,

Ellis L. Gutshall
President and Chief Executive Officer